Exhibit 10.46

DATED                                              23 April 2009

(1) BOTTOMLINE TECHNOLOGIES LIMITED

(2) BOTTOMLINE TECHNOLOGIES (de), INC.

- and -

(3) PETER FORTUNE

COMPROMISE AGREEMENT

(WITHOUT PREJUDICE)

THIS AGREEMENT is made the 23 day of April 2009

BETWEEN:

(1)	BOTTOMLINE TECHNOLOGIES LIMITED a company registered under number 03693514 with its registered office at 115 Chatham Street, Reading, Berkshire, RG1 7JX, United Kingdom (the “Company”);

(2)	BOTTOMLINE TECHNOLOGIES (de), INC., a Delaware corporation, with its principal executive offices at 325 Corporate Drive, Portsmouth, New Hampshire, United States of America (“Bottomline”); and

(3)	PETER FORTUNE of The Glen Gashes Lane, Whitchurch Hill, Reading RG8 7PY (“You/you”).

TERMS OF SETTLEMENT:

1.	You warrant and represent to the Company and to Bottomline that:

1.1	you are employed by the Company and that you are not employed by any other Group Company;

1.2	you have received independent legal advice from Lloyd Davey of Osborne Clarke, solicitors of Apex Plaza, Forbury Road, Reading, RG1 1AX (the “Relevant Independent Adviser”) as to the terms and effect of this agreement under English law prior to your executing this agreement and, in particular, concerning its effect on your ability to pursue any of the rights or claims which are compromised under the terms of this agreement; and

1.3	you have not issued, entered or submitted any claims, complaints, proceedings or other actions against the Company, Bottomline or any Group Company to any court or tribunal in any jurisdiction; and

1.4	you have not, during your employment with the Company and/or Bottomline, committed any act or omission of serious or gross misconduct that is unknown to the Company as at the date of this agreement and which would entitle (or would have entitled) the Company to dismiss you with immediate effect without notice or any payment in lieu of notice, and it is agreed by the parties to this agreement that all payments due to you under this agreement are conditional upon your warranties and representations in this regard being true and accurate. In the event that the Company or Bottomline discovers that this is not so, neither the Company nor Bottomline shall have any obligation to pay any sums otherwise due to you under this agreement and you shall be required to repay to the Company or Bottomline (within 7 days of receipt of a demand for repayment from the Company or Bottomline) all sums paid to you by the Company and/or Bottomline in the mistaken belief that this condition had been met by you. Nothing in this agreement shall prevent the Company or Bottomline from terminating your employment earlier than the Termination Date in the event that you commit any act(s) of gross misconduct, gross negligence, material dishonesty or any other repudiatory breach of your contract of employment, in which event you shall not be entitled to receive from the Company or Bottomline any of the payments set out in this agreement.

2.	You acknowledge and agree that your employment with the Company will terminate on May 15, 2009 (the “Termination Date”). During the period commencing on the date of this agreement and ending on the Termination Date, you will undertake such of your normal duties for the Company and the Group Companies as the President and Chief Executive Officer of Bottomline (the “CEO”) shall determine, provided that the Company shall have no obligation to provide you with any duties or work during this period and may place you on garden leave, in which event the following terms and conditions would be applicable:

2.1	you would cease to:

(a)	carry out all of your duties as the Chief Operating Officer of Bottomline and President of Bottomline Europe;

(b)	use the title of, or represent yourself as the Chief Operating Officer of Bottomline and President of Bottomline Europe; and

(c)	exercise any powers on behalf of the Company, Bottomline or any other Group Company and shall not bind the Company, Bottomline or any Group Company to any contract or agreement or pledge the credit of the Company, Bottomline or any Group Company for any purpose without (in each case) the prior written authorisation of the CEO or his delegate, save that you may from time to time be required to provide the CEO or his delegate with all information, explanations and reasonable assistance that is/are requested of you in relation to the businesses being operated by, and the customers of, the Company, Bottomline or any Group Company and you shall represent the Company to the best of your ability at any meeting with any third party that the CEO instructs you to attend;

2.2	you would not have any business dealings with the employees, suppliers, advertisers, customers, clients, competitors, shareholders, advisers or agents of the Company, Bottomline or any Group Company (each a “Related Party” and together the “Related Parties”), except to the extent that you are:

(a)	required to do so by the CEO or his delegate to:

(i)	assist the efficient operation of the businesses of the Company and/or Bottomline and/or any Group Company; or

(ii)	ensure a smooth handover of your duties and responsibilities to other employees of the Company, Bottomline or any Group Company; or

(b)	permitted to do so in advance by the CEO or his delegate;

2.3	you would disclose to the CEO any contact made with you by any Related Party, provide the CEO with a summary of the issues discussed during any telephone call you receive from any Related Party and provide the CEO with a copy of any emails or correspondence sent to you by the applicable Related Party;

2.4	not visit any premises of the Company, Bottomline or any Group Company without the prior written permission of the CEO or his delegate, save where you are required by the CEO or his delegate to attend a meeting at the premises of the Company, Bottomline or any Group Company;

2.5	you would remain reasonably contactable by mobile telephone at all times during normal working hours (and promptly provide the CEO during this period with an up to date telephone number for your mobile telephone if it changes during this period);

2.6	you would cease to have access to the information technology and internal telephone networks of the Company and all Group Companies, save to the extent you are permitted such access by the CEO;

2.7	you would not be engaged or employed by, accept any directorship, office or partnership in or be otherwise interested or concerned in any other company, corporation, firm, business or organisation without the prior written permission of the CEO; and

2.8	you would continue to owe the Company duties of loyalty and fidelity.

3.	The Company will pay your normal salary, car allowance and pension contributions, and provide your normal contractual employee benefits up to and including the Termination Date, provided that you agree that you shall not, however, be entitled at any time to any further bonus payments(s), commission payment(s), incentive payment(s), stock award(s) or to be granted any stock options or restricted stock, save to the extent that may be set out in this agreement. Your salary and car allowance will be paid through payroll in the normal manner and will be subject to deductions for income tax and employee’s national insurance contributions to the extent required by law. You agree that, with effect from the Termination Date, you will cease to be entitled to any and all salary, car allowances, pension contributions, bonuses, commissions, incentives, stock awards, stock options, restricted stock awards and/or all other monetary and non-monetary benefits (whether contractual or otherwise) save as may be set out in this agreement.

4.

Subject to the conditions stated in clause 1 of this agreement being met in full, to your compliance in full with the terms of this agreement and to the Company’s receipt of a copy of this agreement duly signed by you (please address to the CEO at Bottomline’s corporate headquarters and mark the envelope “Strictly Private & Confidential”) and a copy of the Relevant Independent Adviser’s Certificate (appended to this agreement and headed Appendix 1) duly signed by the Relevant Independent Adviser, the Company shall pay to you (on behalf of itself and Bottomline), within 14 calendar days of the Termination Date, the following sums:

4.1	£269,320.19 to include salary, car allowance, life assurance and bonus by way of payment in lieu of notice, which shall be subject to deductions for income tax and employee’s national insurance contributions;

4.2	£5,000 by way of separate consideration for clauses 18 and 19 of this agreement, which shall be subject to deductions for income tax and employee’s national insurance contributions;

4.3	£4,656.73 by way of payment in lieu of 7.25 days of accrued, but untaken, holiday entitlement, which shall be subject to deductions for income tax and employee’s national insurance contributions; and

4.4	£30,000 by way of compensation for the termination of your employment, which shall be payable in accordance with and subject to the terms and conditions set out in clause 5 below.

5.	It is the understanding of the parties to this agreement that the payment being made under clause 4.4 above may be paid to you without deduction of income tax or employee’s national insurance contributions pursuant to Section 403 of the Income Tax (Earnings and Pensions) Act 2003. Accordingly, the Company shall not make any deductions from this payment before paying it to you. Notwithstanding the understanding of the parties to this agreement, you agree that any income tax or employee’s national insurance contributions payable in relation to the payments and benefits due to you under this agreement will be for your own account. In the event that the Company receives a demand for payment from HM Revenue and Customs in respect of any additional income tax and/or employee’s national insurance contributions, it will give you a reasonable period to contest the demand, if you choose to do so, before making any payment to HM Revenue and Customs and shall provide you with reasonable access to relevant documentation for the purposes of you contesting any such demand for payment. You agree to indemnify the Company, Bottomline and all Group Companies and hold it/them harmless against any such liabilities in respect of income tax and/or employee’s national insurance contributions (including interest, penalties and all associated costs and expenses) paid by the Company, Bottomline or any Group Company in connection with the payments and benefits provided to you under this agreement save for:

5.1	any interest charges or penalties incurred by reason of any delay by the Company in satisfying any express written demand for payment of such tax or national insurance contributions received from the HM Revenue and Customs (except where such default or delay is caused by the Company complying with its obligation to give you a reasonable period to contest the demand); and

5.2	any tax or national insurance contributions actually deducted and withheld by the Company from the payments stated in clauses 4.1, 4.2 and 4.3 of this agreement.

6.	Subject to the conditions stated in clause 1 of this agreement being met in full, to your compliance in full with the terms of this agreement and to the Company’s receipt of a copy of this agreement duly signed by you (please address to the CEO at Bottomline’s corporate headquarters and mark the envelope “Strictly Private & Confidential”) and a copy of the Relevant Independent Adviser’s Certificate (appended to this agreement and headed Appendix 1) duly signed by the Relevant Independent Adviser, the Company shall pay the sum of £59,404.28 into your personal pension plan within 14 calendar days of the Termination Date, subject to the terms and conditions of your pension plan, any applicable laws and any contribution limits prescribed by HM Revenue and Customs. It is acknowledged that this sum is comprised of £28,154.28 by way of the 12 months pension contributions that you would have received during your notice period and the further sum of £31,250.00 by way of payment into the pension fund of the gross amount of the bonus payment you are due for quarter 3 of the current financial year of Bottomline. In the event that the terms and conditions of your pension plan, any applicable laws or any contribution limits prescribed by HM Revenue and Customs prevent the Company from making this contribution into your personal pension plan, the Company shall instead pay the same sum of £59,404.28 to you as cash within 28 calendar days of the Termination Date, subject to deductions for income tax and employee’s national insurance contributions.

7.

Subject to the terms and conditions of the applicable insurance scheme and to the Company being able to secure cover for you (having used its reasonable endeavours to do so) from its normal insurers at premium rates that are reasonably consistent with the rates paid for the current year of cover, the Company will continue, until the earlier of May 14, 2010, and date you commence employment with any third party who provides you with cover under the same type of insurance plans, to provide cover for you under its private medical expenses insurance plan and permanent health insurance plan (but not its life assurance plan) on the basis of the same level of cover as was applicable immediately prior to the Termination Date. You acknowledge and agree that the terms and conditions relating to the benefits provided are as set out in the relevant insurance scheme that the Company has in force at the applicable time. You acknowledge and agree that:

7.1	you shall not be entitled to any benefits under these insurance schemes unless the claim is admitted and paid by the relevant insurance provider; and

7.2	the Company shall have no obligation to take any legal action against any insurance provider in order to secure admission of any claim or payment of any benefits.

In the event that the Company cannot (whether with regard to the entire period stated above or any part thereof) secure cover for you from its normal insurers at premium rates that are reasonably consistent with the rates paid for the current year of cover, the Company will make a payment in lieu of such insurance benefits that it cannot provide to you calculated on the basis of the annual premium the Company is paying for the current year of cover and pro rated to reflect the period of cover that the Company is unable to provide. This payment in lieu shall be subject to deductions for income tax and employee’s national insurance contributions.

8.	Notwithstanding provisions to the contrary in the rules of the Bottomline 2000 Stock Incentive Plan and/or the restricted stock agreements dated 2 December 2005, 24 August 2006, 16 November 2006, 23 August 2007 and 18 September 2008, by and between you and Bottomline (the “RSA”), effective as of the Termination Date, the vesting of any and all Unvested Shares (as defined in the RSA) shall accelerate such that the number of Unvested Shares shall be deemed to equal zero. Bottomline shall sell such number of the Shares (as defined in the RSA) which therefore cease to be subject to forfeiture as is sufficient to generate net proceeds to satisfy your employer’s consequential tax withholding obligations and the employer National Insurance Contributions you have elected to bear and shall retain such net proceeds in satisfaction of such tax withholding obligations.

9.	It is agreed that:

9.1	the vesting of any and all stock options granted to you by Bottomline shall accelerate such that options that have not lapsed as at the date of this Agreement (“Options”) shall be deemed to be vested in full as at the Termination Date;

9.2	notwithstanding provisions to the contrary in the rules of the Bottomline 2000 Stock Incentive Plan and/or the option agreements dated 29 March 2004 and 24 February 2005 governing the Options (the “Option Documentation”), each Option shall continue to be exercisable for a period of two years immediately following the Termination Date; and

9.3	subject as stated in clauses 9.1 and 9.2 above, your right to exercise any or all of the Options shall, in all other respects, be governed by and subject to the terms and conditions stated in the Option Documentation.

10.	The payments and other benefits provided to you by the Company under this agreement are being paid to you by the Company (on behalf of itself and Bottomline), and are hereby accepted by you, in full and final settlement of any and all claims you have or may have against the Company, Bottomline, any other Group Company (as defined below) or any of the officers, directors, employees or consultants of the Company, Bottomline or any other Group Company, whether such claims arise out of or are in connection with your employment with the Company and/or Bottomline, the Service Agreement between the Company and you dated 11 March 1999 (as amended) (the “Service Agreement”), the Executive Retention Agreement between Bottomline and you dated 10 October 2005, the termination of your employment with the Company, or otherwise, including, but not limited to, claims:

10.1

for or in relation to: unfair dismissal; discrimination, harassment or victimisation on the grounds of your sex, marital or civil partner status or gender; discrimination, harassment or victimisation on the grounds of your race, colour, nationality, or ethnic or national origins; discrimination, harassment or victimisation on the grounds of your age; discrimination, harassment or victimisation on the grounds of any disability you have or may have; a failure to make reasonable adjustments under Section 4A Disability Discrimination Act 1995; discrimination, harassment or victimisation on the grounds of sexual orientation, discrimination, harassment or victimisation on the grounds of religion or belief, unlawful or unauthorised deductions of or from wages; equal pay; you having made or threatened to make a “protected disclosure” within the meaning of Section 43A-L Employment Rights Act 1996; and any entitlement to a statutory or contractual redundancy payment;

10.2	for or in relation to breach of contract or breach of the Working Time Regulations 1998, including, but not limited to, claims in respect of any unpaid: salary; pay in lieu of notice; wrongful dismissal; holiday pay; sick pay; commission; pension contributions; bonus payments; or incentive payments of any kind;

10.3	arising under the common law (including, without limitation, all tortious claims) and all claims for breach of statutory duty, including, but without limitation, all claims relating to injury to feelings and claims for psychological, physical or personal injury arising from any illnesses, diseases, medical conditions, symptoms, accidents or injuries of which you are aware at the date of this agreement;

10.4	under the Employment Rights Act 1996; the Trade Union and Labour Relations (Consolidation) Act 1992; the National Minimum Wage Act 1998; the Working Time Regulations 1998; or under any other laws of England or the European Union;

10.5	arising under the law of any jurisdiction in the U.S., including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

10.6	arising under any U.S. federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the California Family Rights Act; the California Fair Employment and Housing Act, and the California Labor Code;

10.7	arising under California Civil Code Section 1542, specifically, you represent that you are not aware of any claim by you other than the claims that are released by this Agreement, and further acknowledges that you have had the opportunity to be advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” You, being aware of said code section, agree to expressly waive any rights you may have thereunder, as well as under any other statute or common law principles of similar effect; and

10.8	in relation to or arising from any share options or stock options (whether approved, unapproved, enterprise management incentive or sharesave and whether vested or unvested), restricted stock awards or share awards which have lapsed or which should have been granted to you, but were not so granted, under any share option scheme/plan, stock option scheme/plan, restricted stock agreement, or share award scheme/plan operated by the Company, Bottomline or any Group Company;

Provided that nothing in this agreement will affect any rights or settle any claims which you have or may have in relation to: (a) your accrued rights under any pension scheme operated by the Company or Bottomline; or (b) any personal injury claim arising from any illnesses, diseases, medical conditions, symptoms, accidents or injuries of which you are unaware at the date of this agreement; or (c) any stock or shares you may hold in Bottomline (d) any payments or other benefits arising expressly under the terms of this agreement.

11.	You hereby warrant and represent to the Company and to Bottomline that:

11.1

you have raised (or are hereby raising) to the Company and to Bottomline each and every claim set out in clause 10 above and acknowledge that it is the mutual intention of the parties to this agreement that all such claims are being compromised by the terms of this agreement; and

11.2	in relation to any claim which is not listed in clause 10 above, you are not, to the best of your knowledge, having taken independent legal advice from the Relevant Independent Adviser, aware of any such claim or any facts or matters which might give rise to any such claim and you acknowledge that the Company and Bottomline are both relying on this representation in entering into this agreement.

12.	You hereby withdraw on an irrevocable basis any and all grievances you have may raised to the Company and/or to Bottomline concerning or arising from your employment, any treatment you received during your employment or the termination of your employment with the Company and Bottomline. You agree that you will not submit any further grievances or any appeals to the Company and/or Bottomline in relation to your employment up to the date of this agreement, any treatment you received during your employment up to the date of this agreement or the termination of your employment. You agree that any grievances you may have in relation to your employment, any treatment you received during your employment or the termination of your employment and all claims that may arise from such grievances shall be settled conclusively by the terms of this agreement.

13.	The Company and Bottomline each undertakes to you that it will not, and that it shall use its reasonable endeavours to ensure that its respective officers do not, whether directly or indirectly, make, publish or otherwise communicate any untrue, disparaging or derogatory statements, whether in writing or otherwise, concerning you. You likewise undertake to the Company and to Bottomline that you will not, whether directly or indirectly, make, publish or otherwise communicate any untrue, disparaging or derogatory statements, whether in writing or otherwise, about or concerning:

13.1	the Company, Bottomline, any other Group Company;

13.2	any officer, director, employee or shareholder of the Company, Bottomline or any other Group Company; or

13.3	any product or service being sold, developed or provided by the Company, Bottomline or any other Group Company.

14.	The Company and Bottomline each undertakes to you to keep the terms of this agreement and the facts and matters leading up to it confidential and further undertakes not to disclose the same to any third party, save: (a) as may be required by law, by a court or tribunal of competent jurisdiction or by any regulatory or listing authority that governs the affairs of the Company or Bottomline, including any and all disclosures required by the U.S. Securities and Exchange Commission; (b) in relation to any confidential due diligence exercise concerning the affairs of the Company, Bottomline or any other Group Company; and/or (c) in order to take professional advice on a confidential basis in relation to the same. You likewise undertake to the Company and to Bottomline that you will keep the terms of this agreement and the facts and matters leading up to it confidential and further undertake not to disclose the same to any third party, save: (a) as may be required by law or by a court or tribunal of competent jurisdiction; (b) in order to take professional advice on a confidential basis in relation to the same; or (c) for your spouse provided that you shall procure that she keeps such information strictly confidential and does not disclose it to any third party whatsoever.

15.	Bottomline shall reimburse you for any outstanding expenses properly and reasonably incurred by you solely in the performance of your duties during the last 4 months of your employment with the Company within 21 calendar days of you submitting a claim form to Bottomline together with receipts and vouchers evidencing such expenditure in full, subject at all times to:

15.1	you submitting any and all expense claims within 14 calendar days of the Termination Date; and

15.2	your compliance in all other respects with any policy of the Company or Bottomline with regard to business expenses.

16.

You undertake that you will, on or before the Termination Date, return to the Company all property in your possession, custody or control which belongs to the Company, Bottomline or any other Group Company or relates to its/their business or affairs, including, but not limited to, any of the following items that may be in your possession or under your custody or control: your office and cupboard keys, access card; any Company credit or petrol cards;

any Company car; security passes; any desk top computer; any other laptop or notebook computers; any other computer hardware; any mobile telephone (including the SIM card) Blackberry handset or PDA handset provided to you by the Company; all documents, records, notebooks, notes, memoranda, and customer lists in whatever medium they have been stored (including on your personal computer or mobile telephone); computer software; market research reports; all documents or works in which the Company, Bottomline or any Group Company owns the copyright or other intellectual property rights; all other documents which relate to the business of the Company, Bottomline or any Group Company and any and all copies of such documents, lists or files taken or held by you, save for any documents that you are entitled (by law, under the by-laws of Bottomline or with the prior written permission of the CEO) to retain as a shareholder of Bottomline.

17.	If you have any information relating to the Company, Bottomline or any other Group Company or any work you have carried out for the Company, Bottomline or any other Group Company which is stored on a device (which for the purpose of this clause includes a personal computer, laptop computer, web-server, personal digital assistant, your telephone handset, any other mobile telephone, disk, memory or any other device) which device does not belong to the Company or Bottomline, you agree to disclose this fact to the Company before the Termination Date and you agree to provide the Company with access to such device before the Termination Date so that it can down load the information and/or supervise its deletion from the device concerned, save for any information that you are entitled (by law, under the by-laws of Bottomline with the prior written permission of the CEO) to retain as a shareholder of the Company.

18.	You acknowledge and agree that clause 11 (headed “Confidential Information”), clause 13 (headed “Designs and Inventions”), and clause 14 (headed “Copyright”) of the Service Agreement shall remain in full force and effect after the date of this agreement and the Company shall be entitled to rely on and enforce the provisions set out in these clauses without exception. You are hereby released from all of the restrictive covenants stated in clause 12 of the Service Agreement. In consideration of such release and in further consideration of the Company paying to you (on its behalf and on behalf of Bottomline) the sum due under clause 4.2 of this agreement, you hereby covenant and undertake to the Company and to Bottomline that you will not, without the prior written consent of the CEO, for a period of 6 months commencing on the Termination Date, whether on your own behalf or on behalf of any individual, company, firm, business or other organisation, directly or indirectly:

18.1	in connection with the carrying on of any business which competes in the Restricted Area with the Business, solicit or entice away from the Company, Bottomline or any Group Company the business or custom of any customer or Prospective Customer of the Company, Bottomline or any Group Company with which customer or Prospective Customer you had business dealings on behalf of the Company, Bottomline or any Group Company during the Relevant Period or about which customer or Prospective Customer you are privy to confidential information at the Termination Date;

18.2	in connection with the carrying on of any business which competes in the Restricted Area with the Business, have business dealings with any customer or Prospective Customer of the Company, Bottomline or any Group Company with which customer or Prospective Customer you had business dealings on behalf of the Company, Bottomline or any Group Company during the Relevant Period or about which customer or Prospective Customer you are privy to confidential information at the Termination Date;

18.3	in any way seek to affect the terms of business on which the Company, Bottomline or any Group Company deals with any person, firm, company or organisation whom or which was a customer, agent, distributor or contractor of or whom or which supplied goods or services to the Company, Bottomline or any Group Company during the Relevant Period or act or omit to act in any manner which will or is likely to result in any such person, firm, company or organisation terminating, or reducing the amount of business dealings with, or the custom, services or supplies it provides to or for the Company, Bottomline or any Group Company;

18.4	solicit or seek to entice away from the Company, Bottomline or any Group Company any person employed or engaged by the Company, Bottomline or any Group Company at the Termination Date as a director, officer, president or a vice president or any other person employed or engaged in an executive, managerial, technical, software engineering, software development, software architecture, sales, marketing, research and/or development capacity with whom you had contact during your employment with the Company during the Relevant Period. This restriction shall apply regardless of whether the solicitation involves a breach of contract on the part of the consultant, director or employee concerned; or

18.5	employ or engage or offer to employ or engage any person employed or engaged by the Company, Bottomline or any Group Company at the Termination Date as a director, officer, president or a vice president or any other person employed or engaged in an executive, managerial, technical, software engineering, software development, software architecture, sales, marketing, research and/or development capacity with whom you had contact during your employment with the Company during the Relevant Period. This restriction shall apply regardless of whether the solicitation involves a breach of contract on the part of the consultant, director or employee concerned.

19.	In consideration of the release provided in clause 18 above and in further consideration of the Company paying to you (on its behalf and on behalf of Bottomline) the sum due under clause 4.2 of this agreement and the terms of this agreement generally, you hereby covenant and undertake to the Company and to Bottomline that you will not, without the prior written consent of the CEO, for a period of 6 months commencing on the Termination Date:

19.1	be engaged, appointed or employed within the Restricted Area by;

19.2	undertake any duties or provide any services in relation to the Restricted Area (wherever you are based) for; or

19.3	be otherwise interested, concerned or involved in,

(as the context permits) any of the persons, firms, companies, corporations, businesses or organisations referred to in Appendix 4 of this agreement (or trading under or otherwise known by the names set out therein) (the “Persons”) which compete in the Restricted Area with the Business and you hereby acknowledge and agree that you are aware of the identity of each of the Persons and that those Persons are competitors to the Company and/or Bottomline.

20.	Nothing in this agreement shall prohibit you from holding (directly or through nominees including your spouse, partner or minor children) by way of bona fide personal investment any units of any authorised unit trust and up to 3% of the issued shares, debentures or other securities of any company whose shares are listed on a recognised investment exchange or on the AIM market of the London Stock Exchange plc.

21.	You agree to resign from all directorships and offices you hold in the Company, Bottomline and all Group Companies, with such resignations taking effect on the Termination Date. You agree to immediately sign and submit to the Company letter of resignations for this purpose in the form set out in Appendices 2A and 2B to this agreement and to sign and return to the Company any and all further letters of resignation and/or other documents that the Company reasonably requires in order to secure your prompt and efficient resignation or removal from all directorships and offices you hold in the Company, Bottomline and all Group Companies with effect on the Termination Date.

22.	It is agreed that Bottomline will be entitled to announce the termination of your employment to the US Securities and Exchange Commission, the NASDAQ Global Market, the employees, consultants, investors, shareholders, suppliers and customers of Bottomline and/or the Company and the media via the publication of an announcement in the form set out in Appendix 3 to this agreement. You acknowledge and agree that Bottomline’s announcement may, in addition to the text stated in Appendix 3, address other issues at its absolute discretion, provided that such additional issues do not relate to you or the termination of your employment with the Company.

23.	You undertake that you will not, following the Termination Date, hold yourself out or permit yourself to be held out as being employed by the Company, Bottomline or any other Group Company.

24.	You agree that on receipt of a request from the Company, you shall to provide the Company, Bottomline and or any Group Company with any and all information within your knowledge concerning the Company, Bottomline, or the relevant Group Company and its/their respective business operations and to provide all reasonable assistance to the Company, Bottomline or any Group Company in respect of any litigation brought against the Company, Bottomline, any Group Company or any of the officers, directors, employees, shareholders and consultants of the Company, Bottomline and any Group Company. The Company agrees to meet any reasonable loss of earnings and/or reasonable expenses incurred by you as a direct result of you providing any such assistance required by the Company.

25.	You acknowledge and agree that:

25.1	any and all obligations owed to you by the Company and/or Bottomline are expressly set out in this agreement, the Service Agreement (to the extent set out in clause 18 of this agreement), the RSAs and the Option Documentation and that these agreements state the entire agreement between the parties;

25.2	there are no other agreements or arrangements, whether written or oral or implied, between you and the Company or Bottomline relating to the termination of your employment;

25.3	you are not entering into this agreement in reliance on any representation, warranty, term or condition not expressly set out in this agreement; and

25.4	neither the Company nor Bottomline shall be obliged to undertake any act or to omit to act in any manner whatsoever that is not expressly set out in this agreement.

26.	Bottomline will pay directly to the Relevant Independent Adviser’s firm the sum of up to £2,000 plus VAT in respect of legal costs incurred in connection with advice provided to you as to the terms and effect of this agreement within 30 days of receipt of a valid VAT invoice from your Relevant Independent Adviser addressed to you but stated to be payable by Bottomline.

27.	The parties acknowledge and agree that this agreement satisfies the conditions for regulating compromise agreements under Section 203(3) of the Employment Rights Act 1996, Section 77(4A) of the Sex Discrimination Act 1975, Section 72(4A) of the Race Relations Act 1976, Section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, Schedule 3A of the Disability Discrimination Act 1995, Regulation 35(3) of the Working Time Regulations 1998, Section 49(4) of the National Minimum Wage Act 1998, Regulation 9 of the Part-Time Workers (Prevention Of Less Favourable Treatment) Regulations 2000, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, and Schedule 5 of the Employment Equality (Age) Regulations 2006.

28.	In this agreement the term:

28.1	“Business” means any business, trade or other commercial activities (including research and development) of the Company, Bottomline or any Group Company operated at the Termination Date: (a) with which business, trade or other commercial activities of the Company, Bottomline or any Group Company you are concerned or involved during the Relevant Period; or (b) in relation to which business, trade or other commercial activities of the Company, Bottomline or any Group Company you are privy to confidential information at the Termination Date;

28.2	“Group Company” means a company which from time to time is a subsidiary or a holding company of the Company or a subsidiary of such holding company, save for the Company itself, where the terms “subsidiary” and “holding company” have the meanings attributed to them by Section 1159 of the Companies Act 2006;

28.3	“Prospective Customer” means any person with whom the Company, Bottomline or any Group Company is (as at the Termination Date) in negotiations in relation to the sale or supply of goods and/or services which fall within the scope of the Business or to whom the Company, Bottomline or any Group Company has submitted a tender or proposal relating to such a sale or supply arrangement that falls within the scope of the Business (save where the Company, Bottomline or any Group Company (as the case may be) has been informed by the relevant person that it has failed to secure the relevant custom or contract);

28.4	“Relevant Period” means the period of 12 months immediately preceding the Termination Date; and

28.5	“Restricted Area” means the Europe, the United States of America and such other countries within which, on the Termination Date, the Company, Bottomline or any Group Company operates the Business and in relation to which country, during the Relevant Period, you:

(a)	undertook duties for the Company, Bottomline or any Group Company in relation to all or any part of the Business being operated in that country; or

(b)	had a degree of management responsibility for all or any part of the Business being operated in that country; or

(c)	were privy to confidential information relating to the Business being operated in that country.

29.	You acknowledge and agree that the Company and Bottomline are entering into this agreement not only for themselves but also as the trustee of each Group Company and with the intention that the Company, Bottomline and/or any Group Company will be entitled to seek the protection of and enforce this agreement directly against you. Except with respect to any Group Companies (which shall be deemed third party beneficiaries), no term of this agreement is enforceable under the Contract (Rights of Third Parties) Act 1999 by any person who is not a party to this agreement.

30.	This agreement shall be construed in accordance with the laws of England and the parties submit to the exclusive jurisdiction of the English Courts.

31.	This agreement is provided on a without prejudice basis and shall remain subject to contract until it is dated and signed by all of the parties, at which point it shall be treated as an open document setting out the terms of a binding legal agreement between its stated parties (notwithstanding that it shall remain labelled “Without Prejudice” and/or “Subject to Contract”).

32.	This agreement may be executed in any number of counterparts each in a like form, all of which taken together shall constitute one and the same document and any party may execute this agreement by signing and dating any one or more of such counterparts.

33.	Nothing in this agreement shall be construed as any admission of liability on the part of the Company, Bottomline or any Group Company.

IN WITNESS the parties have signed this agreement on the date stated on the first page of this agreement.

Signed for and on behalf of Bottomline Technologies Limited:	/s/ Kevin M. Donovan

Signed for and on behalf of Bottomline Technologies (de), Inc.:	/s/ Robert A. Eberle

Signed by Peter Fortune:	/s/ Peter Fortune

Appendix 1

RELEVANT INDEPENDENT ADVISER’S CERTIFICATE

I, Lloyd Davey of Osborne Clarke, solicitors of Apex Plaza, Forbury Road, Reading, RG1 1AX hereby certify to BOTTOMLINE TECHNOLOGIES LIMITED a company registered under number 03693514 with its registered office at 115 Chatham Street, Reading, RG1 7JX, United Kingdom (the “Company”) and to BOTTOMLINE TECHNOLOGIES (de), INC., a Delaware corporation, with its principal executive offices at 325 Corporate Drive, Portsmouth, New Hampshire, United States of America (“Bottomline”) that:

(a)	I am instructed by Peter Fortune (the “Employee”).

(b)	At all times during which I have advised the Employee on the subject matter of the Compromise Agreement between the Company, Bottomline and the Employee (the “Agreement”) I have been a Relevant Independent Adviser as defined by Section 203(3A) of the Employment Rights Act 1996, Section 77(4B) of the Sex Discrimination Act 1975, Section 72(4B) of the Race Relations Act 1976, section 288(4) of the Trade Union and Labour Relations (Consolidation) Act 1992, Schedule 3A of the Disability Discrimination Act 1995, section 35(4) of the Working Time Regulations 1998, Section 49(5) of the National Minimum Wage Act 1998, Regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, and Schedule 5 of the Employment Equality (Age) Regulations 2006.

(c)	I have given independent advice to the Employee as to the terms and effect of the Agreement under English law prior to the Employee executing the same and, in particular, as to its effect on the Employee’s ability to pursue any rights or claims before an Employment Tribunal.

(d)	When I gave the advice referred to in sub-paragraph (c) above, there was in force a contract of insurance covering the risk of a claim by the Employee in respect of loss arising in consequence of the said advice.

Signed by Lloyd Davey:	/s/ Lloyd Davey

Dated:	23 April 2009

Appendix 2A

RESIGNATION FROM OFFICES IN BOTTOMLINE

April 23, 2009

Boards of Directors

Bottomline Technologies (de), Inc.

Dear Members of the Board of Directors:

I hereby resign my office as the Chief Operating Officer of Bottomline and President of Bottomline Europe of Bottomline Technologies (de), Inc., a Delaware corporation, as well as my positions as a director or an officer of any and all subsidiaries thereof, with all such resignations taking effect on May 15, 2009.

Very truly yours,

/s/ Peter Fortune

Peter Fortune

Appendix 2B

RESIGNATION FROM OFFICES

The Board of Directors

Bottomline Technologies Limited

115 Chatham Street

Reading

Berkshire, RG1 7JX

United Kingdom

April 23, 2009

Dear Sirs

I hereby give notice of my resignation from any and all directorships and offices I hold in Bottomline Technologies Limited (the “Company”) and in all Group Companies of the Company, such resignations to take effect on May 15, 2009. I acknowledge and confirm that I have no claim of any kind for compensation or otherwise against the Company, any Group Company or its/their respective shareholders, directors, officers or employees in respect of the termination of these offices.

In this letter “Group Company” means any company which from time to time is a subsidiary or a holding company of the Company or a subsidiary of such holding company or subsidiary, where the terms “subsidiary” and “holding company” have the meanings attributed to them by Section 1159 of the Companies Act 2006.

Yours faithfully

/s/ Peter Fortune

Peter Fortune

Appendix 3

AGREED FORM ANNOUNCEMENT

Announcement to be included in Bottomline’s press release:

‘Announced Peter Fortune, Bottomline’s COO and President of Bottomline Europe, plans to retire from Bottomline on May 15, 2009.’

Draft form of announcement to be included in Bottomline’s Form 8-K to be filed with the United States Securities Exchange Commission Washington, D.C:

‘On April [        ], 2009, Bottomline Technologies (de), Inc. (the “Registrant”) entered into a Compromise Agreement (the “Agreement”) with Peter Fortune, the Registrant’s Chief Operating Officer and President of Bottomline Europe, pursuant to which Mr. Fortune will be retiring from the Registrant effective May 15, 2009. Under the Agreement, Mr. Fortune will receive a payment of £[            ] (US$[            ]) and current benefits including private medical and permanent heath/income protection insurance until May 14, 2010. In addition, any stock options held by Mr. Fortune will accelerate and become vested in full as of May 15, 2009 and will remain exercisable until May 15, 2011. Mr. Fortune has agreed to a six-month non-compete and non-solicitation relating to customers, prospective customers and employees of the Registrant.’

Appendix 4

LIST OF COMPETITORS

Albany

Experian \ Eiger

Fundtech

Basware

Burns eCommerce

Clear2pay

Sone

Readsoft

Streamserve

OB10

Checkfree

Dovetail

Sentenial

Sungard

ACI Worldwide

Gresham

CT TyMetrix

DataCert

Allegient

Serengeti

LexisNexis

Counsel Link

Oracle iFlex

Wall Street Systems

Sterling Commerce

Coconet

Kyriba

170 Systems

Microgen

Two Fold

Formfast

Wolters Kluwer (parent company for TyMetrix)

American Express

Ariba

JPMorgan Xign

PowerTrack

TradeCard

TradeDocs